UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2019

LIFEAPPS BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-54867 (Commission File Number)	80-0671280 (I.R.S. Employer of Incorporation)

2435 Dixie Highway
Wilton, FL 33305

(Address of principal executive offices, including zip code)

(954) 947-6133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02.	Unregistered Sales of Equity Securities.

On March 8, 2019 our Board of Directors appointed Barney Frank and Billy Bean to our Board of Directors. In connection with such appointments we will issue 1,000,000 shares of our restricted common stock to each of Mr. Frank and Mr. Bean. We also agreed to pay Mr. Bean an annual fee of $25,000 in common stock payable in monthly installments on a pro-rata basis and valued based on the 5 trading day volume weighted average price for our common stock during the last five trading days preceding the month of payment. The shares will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2019 we increased the size of our Board of Directors to four persons and appointed Barney Frank and Billy Bean to the vacant director positions created thereby. In connection with such appointments, we agreed to issue 1,000,000 shares of our restricted common stock to each of Barney Frank and Billy Bean. We also agreed to pay each of them an annual fee of $25,000 for serving as a director (the “Annual Fee”). The Annual Fee payable to Mr. Frank is payable in cash and the Annual Fee payable to Mr. Bean is payable in stock. We also granted each of Mr. Frank and Mr. Bean the right to participate in the commission program we intend to establish with respect to direct (20% commissions) and indirect (10% commissions) sales related to our LGBT Loyalty Sponsorship Programs, the terms of which will be set forth in separate agreements between us and each of Messrs. Frank and Bean.

Barney Frank, age 78, is a graduate of Harvard College and Harvard Law School. He was the Executive Assistant to the mayor of Boston from 1968-1970; he was the Administrative Assistant to former Congressman Michael Harrington from 1971-1972 and a Massachusetts State Representative from 1973-1980. Mr. Frank was a US Congressman, representing the 4th District of Massachusetts from 1981-2013. As Chair of the House Financial Services Committee, from 2007-2010, he was the co-author of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the regulatory overhaul signed into law in July 2010. In 1987 he became the first Member of Congress voluntarily to acknowledge that he is gay, and in 2012 became the first sitting Member of Congress to marry a same-sex partner, James Ready. He has written two books: Speaking Frankly, in 1992, a critique of some aspects of the Democrats approach to public policy; and a political memoir published in 2015 titled “Frank: From the Great Society to Same Sex Marriage.” The book was nominated for a Triangle Award and co-won the Randy Shilts Award for Gay Nonfiction. He has also written chapters in two other books, one on LGBT rights and more recently on the response to the financial crisis. He has taught at Harvard, Boston University, the University of Massachusetts Boston and the University of Massachusetts Dartmouth. Before joining government, he was a political activist, including his participation as a volunteer in the Mississippi Freedom Summer in 1964. We believe Mr. Frank is qualified to serve on our Board of Directors based upon his industry and professional background.

Billy Bean, age 54, is a former professional baseball player and is currently a major league baseball (“MLB”) front office executive serving as Vice President and Special Assistant to the Commissioner. As a senior advisor to Commissioner Rob Manfred, his role focuses on baseball’s social responsibility initiatives and LGBT inclusion. Among his responsibilities, Mr. Bean works with MLB’s 30 clubs to bring awareness to all players, coaches, managers, umpires, employees, and stakeholders throughout baseball to ensure an equitable, inclusive, and supportive workplace for everyone. On July 14, 2014, Mr. Bean was announced as MLB’s first-ever Ambassador for Inclusion. He played major league baseball from 1987-1995. He broke into the big leagues with the Detroit Tigers, and tied a major-league record with four hits in his first game. He went on to play for the Los Angeles Dodgers and the San Diego Padres. Mr. Bean was a two-time “All-America” outfielder at Loyola Marymount University before graduating with a degree in Business Administration. During the 1986 season, Bean led the Loyola Marymount Lions to a midseason #1 national ranking and a berth into the College World Series in Omaha, Nebraska. Mr. Bean is a member of the MLB Owner’s Diversity and Inclusion Committee, and was instrumental in the development of MLB’s ‘Shred Hate’ bullying prevention program, a ground breaking educational youth campaign and partnership with ESPN. He is also the author of the book, “Going the Other Way: Lessons from a Life in and out of Major League Baseball.” We believe Mr. Bean is qualified to serve on our Board of Directors based upon his industry and management experience.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeApps Brands Inc.

Date: March 14, 2019	By:	/s/ Robert A. Blair
	Name:	Robert A. Blair
	Title:	Chief Executive Officer

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